Exhibit 99.1

GULFMARK

OFFSHORE

GulfMark Offshore Announces

Third Quarter 2014 Operating Results

HOUSTON, October 20, 2014 — GulfMark Offshore, Inc. (NYSE: GLF) today announced its results of operations for the three- and nine-month periods ended September 30, 2014. For the quarter ended September 30, 2014, revenue was $128.7 million, and net income was $24.3 million, or $0.92 per diluted share. Included in the quarterly results were three special items, discussed further below, that totaled $0.17 per diluted share. Earnings before these special items were $0.75 per diluted share.

Quintin Kneen, President and CEO, commented, “The global offshore vessel market flattened in the third quarter as fewer offshore drilling rigs were utilized than anticipated, and as oil producing companies continued their focus on reducing costs. These factors resulted in generally favorable, but slower than anticipated markets in the U.S. Gulf of Mexico and the North Sea. In contrast, the Southeast Asia market remained challenged as national oil companies in the region have been slow to award new contracts, compounded by an increasing supply of offshore vessels in that region.

“We remain focused on the creation of long-term value, and throughout the year we have taken steps to improve our financial flexibility, high-grade our fleet and enhance the return for our stockholders.

“We recently took advantage of a favorable bank market to renegotiate our main revolving credit facility. As a result, we doubled our domestic borrowing capacity while decreasing overall borrowing costs.

“Our total vessel count has remained stable, but by the end of this year we will have delivered three new vessels, purchased one 2012-built vessel and had four of our existing vessels enhanced through our vessel stretch program. So far this year we have sold two older vessels, and we have contracts to sell two more vessels before year-end. As a result, even though our total vessel count is not increasing, the quality of the vessels in our fleet is rising, as confirmed by our increasing average day rate.

“As of today, we have less than $90 million of payments remaining on the four vessels in our new build program. We continue to seek opportunities to further high-grade the fleet, but believe that one of the best investments for us today is the repurchase of our own stock.

“Although we pride ourselves on our excellence in operating vessels, the cyclical nature of our industry presents us opportunities to maximize stockholder value through the repurchase of our own stock. We have been making open market purchases of our stock and continue to do so under a 10b5-1 arrangement. Since June 30th, we have repurchased 758,686 shares at an average price of $32.16 per share. In addition, we are committed to our current dividend policy and the current market sentiment and outlook does not change this commitment.

GulfMark Offshore, Inc.

Press Release

October 20, 2014

“Based on our results for the third quarter and our outlook through the end of 2014, we are revising our annual revenue guidance to be between $490 and $495 million for the full-year 2014, and to be between $110 and $115 million for the upcoming fourth quarter.

“There is a strong sentiment within the market that worldwide utilization in the offshore supply vessel industry will decrease in 2015, and although we will give updated and more complete guidance for 2015 next quarter, our initial expectations for 2015 indicate that full-year revenue will be between $480 and $530 million.

“Although momentum in the market seems to be slowing, we remain committed to our stockholders, customers and employees. Our thanks go out to all of our offshore and onshore employees, who are some of the most respected maritime professionals in the world, for their commitment to differentiating GulfMark in the eyes of our customers through the safe, efficient and reliable operation of our high-specification offshore support vessels.”

Consolidated Third-Quarter Results

Consolidated revenue for the third quarter of 2014 was $128.7 million, compared with $131.4 million in the second quarter. Consolidated revenue shifted from a 4% sequential increase in average day rate to $22,587 from $21,763 in the previous quarter, partially offset by a five percentage point decline in average quarterly utilization to 83% from 88% in the second quarter. Consolidated operating income increased to $34.8 million. Excluding special items in both quarters, consolidated operating income sequentially declined to $27.9 million from $32.8 million in the second quarter due to lower revenue and slightly higher operating costs.

Special items in this quarter’s results included a gain on the sale of vessels of $5.5 million ($0.21 per diluted share), a $1.4 million cash collection ($0.03 per diluted share) related to a disbursement from the estate of a shipyard that went into bankruptcy in 2009, and a non-cash foreign exchange loss of $1.9 million ($0.07 per diluted share). The special items included in the prior quarter included a non-cash charge of $7.5 million ($0.28 per diluted share) for an impairment on the value of aging spare parts inventory, and a $2.4 million charge ($0.09 per diluted share) related to an allowance for an uncollectible receivable.

Regional Results for the Third Quarter

In the North Sea region, third quarter revenue was $61.8 million compared with $58.3 million in the second quarter. This is an increase of $3.5 million, or 6%, from the second quarter. The average day rate increased to $23,974 from $23,271 in the second quarter. Utilization strengthened by two percentage points over the second quarter. The higher day rate and utilization combined with more operating days to increase revenue.

GulfMark Offshore, Inc.

Press Release

October 20, 2014

Revenue in the Southeast Asia region was $13.9 million compared with $17.4 million in the second quarter. The change in revenue was due to a 14 percentage point utilization decline, as well as the effects of selling vessels in the region. The average day rate remained flat.

Third quarter revenue for the Americas region was $53.0 million compared with $55.7 million in the previous quarter. Average day rate increased 3% from the prior quarter due to an improvement in fleet mix. Utilization materially decreased nine percentage points to 83% from 92% in the second quarter due to a weaker than expected spot market and 27 more drydock days.

Consolidated Operating Expenses for the Third Quarter

Direct operating expenses for the third quarter were $62.2 million, an increase of $2.5 million, or 4%, from the second quarter. The increase was due mainly to higher repairs and maintenance expenses and higher fuel cost resulting from relocating four vessels within Southeast Asia and increased standby consumption caused by more off-hire days. Drydock expense in the third quarter was $4.4 million, $3.6 million less than our previous guidance of $8.0 million. General and administrative expense was $15.0 million for the third quarter, in line with our 2014 quarterly run rate.

Liquidity and Capital Commitments

Cash provided by operating activities totaled $55.8 million in the third quarter. Cash on hand at September 30, 2014, was $32.7 million, and $18.2 million was drawn on the revolving credit facilities. Total debt at September 30, 2014, was $519.0 million, and debt net of cash was $486.3 million.

Capital expenditures during the third quarter totaled $20.9 million, which included $7.7 million of payments on the construction of new vessels and $13.2 million for vessel enhancements and other capital expenditures. As of September 30, 2014, the Company had approximately $87.5 million of remaining capital commitments related to the construction of four vessels. Anticipated progress payments over the next two calendar years are as follows: $19.3 million in 2014 and $68.2 million in 2015. The Company expects to fund these commitments from cash on hand, cash generated by operations and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Tuesday, October 21, 2014. To participate in the teleconference, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 3153374. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc.

Press Release

October 20, 2014

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

October 20, 2014

Operating Data (unaudited)	Three Months Ended			Nine Months Ended
(in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Revenue	$128,686	$131,365	$121,802	$379,651	$330,038
Direct operating expenses	62,230	59,724	55,201	178,253	161,690
Drydock expense	4,353	4,685	2,444	16,249	20,178
General and administrative expenses	15,021	17,403	13,522	46,913	41,217
Depreciation and amortization expense	19,168	19,204	16,252	56,729	46,447
Impairment charge	-	7,459	-	7,459	-
Gain on sale of assets and other	(6,877)	-	(6,001)	(6,877)	(5,875)
Operating Income	34,791	22,890	40,384	80,925	66,381

Interest expense	(7,840)	(7,422)	(5,106)	(22,002)	(16,749)
Interest income	49	15	34	79	129
Foreign currency gain (loss) and other	(1,859)	578	(598)	(345)	(1,034)
Income before income taxes	25,141	16,061	34,714	58,657	48,727
Income tax provision	(797)	(1,862)	(2,425)	(3,557)	(3,711)
Net Income	$24,344	$14,199	$32,289	$55,100	$45,016

Diluted earnings per share	$0.92	$0.54	$1.23	$2.09	$1.72
Weighted average diluted common shares	26,390	26,433	26,271	26,394	26,149

Other Data
Revenue by Region (000's)
North Sea	$61,781	$58,254	$51,098	$172,658	$134,423
Southeast Asia	13,930	17,431	18,782	49,665	45,156
Americas	52,975	55,680	51,922	157,328	150,459
Total	$128,686	$131,365	$121,802	$379,651	$330,038

Rates Per Day Worked
North Sea	$23,974	$23,271	$23,626	$23,151	$21,559
Southeast Asia	15,419	15,277	15,043	15,329	14,650
Americas	23,969	23,371	22,120	23,286	21,347
Total	$22,587	$21,763	$21,108	$21,716	$20,135

Overall Utilization
North Sea	90.9%	88.5%	92.0%	89.9%	90.1%
Southeast Asia	66.8%	80.6%	87.8%	78.0%	72.7%
Americas	83.2%	91.8%	89.6%	87.1%	89.9%
Total	83.1%	88.1%	90.0%	86.4%	86.1%

Average Owned Vessels
North Sea	31.0	31.0	25.6	30.4	25.2
Southeast Asia	15.1	16.0	16.0	15.7	16.0
Americas	29.0	28.7	28.7	28.6	28.9
Total	75.1	75.7	70.3	74.7	70.1

Drydock Days
North Sea	-	24	47	96	172
Southeast Asia	22	37	-	88	210
Americas	65	38	62	189	268
Total	87	99	109	373	650

Drydock Expenditures (000's)	$4,353	$4,685	$2,444	$16,249	$20,178

GulfMark Offshore, Inc.

Press Release

October 20, 2014

Summary Financial Data (unaudited)	As of, or Three Months Ended			As of, or Nine Months Ended
(dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
Balance Sheet Data
Cash and cash equivalents	$32,663	$25,940	$38,177	$32,663	$38,177
Working capital	101,844	114,386	117,863	101,844	117,863
Vessel and equipment, net	1,427,228	1,480,110	1,281,217	1,427,228	1,281,217
Construction in progress	122,000	115,234	172,531	122,000	172,531
Total assets	1,791,818	1,853,987	1,734,924	1,791,818	1,734,924
Long-term debt	518,959	545,747	500,898	518,959	500,898
Stockholders’ equity	1,069,822	1,099,852	1,035,494	1,069,822	1,035,494

Cash Flow Data
Cash flow from operating activities	$55,831	$31,832	$45,583	$105,312	$57,794
Cash flow used in investing activities	(5,531)	(20,454)	(74,387)	(122,102)	(169,936)
Cash flow used in financing activities	(42,774)	(11,363)	(6,377)	(10,628)	(33,007)

Forward Contract Cover - Remainder of Current Calendar Year
North Sea	72%		77%
Southeast Asia	84%		66%
Americas	57%		76%
Total	68%		74%

Forward Contract Cover - Next Full Calendar Year
North Sea	39%		53%
Southeast Asia	22%		20%
Americas	16%		42%
Total	26%		42%

Reconciliation of Non-GAAP Measures: Nine Months Ended September 30, 2014

(dollars in millions, except per share data)

	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$83.9	$(20.4)	$(3.0)	$60.5	$2.30
Gain on Sale of Assets	5.5	-	-	5.5	0.21
Bad Debt Charge	(2.4)	-	-	(2.4)	(0.09)
Shipyard Estate Collection	1.4	-	(0.5)	0.9	0.03
FX Loss	-	(1.9)	-	(1.9)	(0.07)
Inventory Impairment	(7.5)	-	-	(7.5)	(0.28)
U.S. GAAP	$80.9	$(22.3)	$(3.6)	$55.1	$2.09

Reconciliation of Non-GAAP Measures: Nine Months Ended September 30, 2013

(dollars in millions, except per share data)

	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$62.9	$(16.7)	$(4.5)	$40.7	$1.56
Gain on Sale of Assets	5.9	-	-	5.9	0.22
Previous CEO Retirement Compensation	(2.4)	-	0.8	(1.6)	(0.06)
U.S. GAAP	$66.4	$(16.7)	$(3.7)	$45.0	$1.72

GulfMark Offshore, Inc.

Press Release

October 20, 2014

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of July 21, 2014	31	15	29	75
Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	0	(1)	0	(1)
Owned Vessels as of October 20, 2014	31	14	29	74
Managed Vessels	4	0	0	4
Total Fleet as of October 20, 2014	35	14	29	78